Exhibit 1U-1

FOURTH AMENDED AND RESTATED

OPERATING AGREEMENT

OF

SLINGSHOT USA, LLC

This Fourth Amended and Restated Operating Agreement (this “Agreement”) of Slingshot USA, LLC, a Delaware limited liability company (the “Company”), dated October 22, 2025 (“Effective Date”), is entered between the undersigned members of the Company (the “Members”).

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on September 14, 2021.

WHEREAS, the Managers and Members entered into an Operating Agreement of the Company on November 8, 2021, as amended by that certain Amended and Restated Operating Agreement of the Company, dated January 20, 2024, and further amended by that certain First Amended and Restated Operating Agreement of the Company, dated March 6, 2024, and further amended by that certain Second Amended and Restated Operating Agreement of the Company, dated February 17, 2025, and further amended by that certain Third Amended and Restated Operating Agreement of the Company, dated July 21, 2025 (collectively, the “Original Agreement”).

WHEREAS, the Managers and Members desire to amend and restate the Original Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms that are not otherwise defined in this Agreement have the following meanings:

“Act” means the Limited Liability Company Act of the State of Delaware, as may be amended on one or more occasions.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with another Person. “Control,” “controlled” and “controlling” means the power to direct or cause the direction of the management and policies of a Person and shall be deemed to exist if any Person directly or indirectly owns, controls, or holds the power to vote fifty percent (50%) or more of the voting securities of such other Person.

“Available Funds” means the Company’s gross cash receipts from operations, less the sum of: (a) payments of principal, interest, charges, and fees pertaining to the Company’s indebtedness; (b) expenditures incurred incident to the usual conduct of the Company’s business; and (c) amounts reserved to meet the reasonable needs of the Company’s business in the future as determined by the Board in its sole discretion.

“Board” has the meaning set forth in Section 6.1(a)

“Business Day” means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in Delaware are authorized or obligated by law or executive order to be closed.

“Capital Account” of a Member means the capital account maintained for the Member in accordance with Section 3.3.

“Cause” means any of the following: (i) the future conviction of, or entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a misdemeanor or other similar crime involving moral turpitude, (ii) the continued breach of any obligations hereunder or under any other written agreement or covenant with the Company or any of its Affiliates after receipt of written notice and a 20-day opportunity to cure, (iii) the intentional or negligent breach of any material provision of any engagement agreement with the Company or any material misconduct of the respective Member, or (iv) or some other event, the occurrence of which reasonably justifies the immediate expulsion of that Member.

“Certificate” means the Certificate of Formation filed with the Delaware Secretary of State to organize the Company as a limited liability company, including any amendments.

“Change of Control” means (i) the sale or exclusive license of all or substantially all of the assets of the Company, (ii) the merger by the Company with or into any other Person or (iii) the Company or the Members consummate a transaction that results in more than 50% of the Company’s Units being owned by Persons who or which were not holders of Units immediately prior to such consummation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision(s) of succeeding law.

“Common Units” means Units with the rights as set out in this Agreement.

“Company” shall mean Slingshot USA, LLC, a Delaware limited liability company.

“Confidential Information” means information or material proprietary to the Company or proprietary to others and entrusted to the Company, whether written or oral, tangible or intangible, that a Member or Manager (or a Member’s or Manager’s Representative) obtains knowledge of through or as a result of the Member’s or Manager’s activities (or the activities of a Member’s or Manager’s Representative) on behalf of the Company. Confidential Information may include, among other things, any data, know-how, trade secrets, designs, plans, drawings, specifications, reports, investors, companies, assets, customer and supplier lists, pricing information, and marketing techniques and materials, whether related to the Company’s past, present, or future business activities, research or development, or products or services.

“Designated Office” means the principal office of the Company, which shall be determined by the Board and may be changed from time to time by resolution of the Board. The Board shall provide notice of any change in the principal office to all Members promptly following such determination, which will be disclosed on the Company website.

“Fair Market Value” means the purchase price of the Units mutually agreed to between the buyer and the seller, and the buyer and seller shall confer in good faith during the 30-day period following the event giving rise to the option to purchase the Units to reach an agreement as to the purchase price of the Units. If the buyer and seller cannot agree on the purchase price for the Units within such 30-day period, then during the 15-day period following the 30-day period, the buyer and seller shall mutually select a qualified independent appraiser with experience valuing interests in closely-held business to determine the “Fair Market Value” of the Units. In valuing the Units to be purchased and sold hereunder: (a) the valuation shall be made as of the last day of the month preceding the date on which the first appraiser is selected; (b) the Company shall be valued as a going concern; and (c) the valuation shall take into account customary discounts for lack of control, lack of marketability, and other customary discounts.

“Loss” means, for any given tax year, the Company’s loss for such tax year, as determined in accordance with accounting principles appropriate to the Company’s method of accounting and consistently applied.

“Majority Vote” means, in the case of a vote of the Members, a vote of the Members entitled to vote holding more than fifty percent (50%) of the Membership Interests of the Company.

“Manager” means that Person or those Persons hereafter elected as a Manager of the Company as provided in this Agreement, but does not include any Person that subsequently ceases to be a Manager pursuant to the provisions of this Agreement. In the case of any Manager that is not a natural person, references herein to the Manager shall include and mean such Person acting by and through the duly authorized officers, directors, members, or managers (as appropriate) of such Person. As more fully set forth herein, “Managers” shall be comprised of both Company Managers and Independent Managers, each with the rights and obligations specified in this Agreement.

“Member” means an initial member of the Company and any Person who is subsequently admitted as an additional or substitute member of the Company pursuant to the terms of this Agreement.

“Membership Interest” or “Interest” means a Member’s percentage interest in the Company, consisting of the Member’s right to share in Profits, receive distributions, participate in the Company’s governance, approve the Company’s acts, participate in the designation and removal of a Manager, and receive information pertaining to the Company’s affairs. The Membership Interests of the Company shall be divided into Units. Changes in ownership of the Units after the date of this Agreement, including those necessitated by the admission and dissociation of Members, will be reflected in the Company’s records. The allocation of the Units and the Membership Interests reflected in the Company’s records from time to time is presumed to be correct for all purposes of this Agreement and the Act. Except as expressly provided otherwise herein, with respect to the interest of a Transferee, “Interest” or “Membership Interest” means a Transferee’s percentage interest in distributions from the Company; provided that nothing in this sentence shall be interpreted to grant to a Transferee the right to vote on or otherwise participate in any matter as a Member hereunder other than the right to receive distributions as set forth in Section 4.4.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Units” means the Units of the Company that have the same rights as those held by the Common Unit holders, except that: (a) the Preferred Units do not carry a right to vote, govern, or actively participate in the Company’s acts, and any reference in this Agreement to the vote of the Members or a Majority Vote excludes the Preferred Unit holders, with the exception if a Preferred Unit holder also holds Common Unit(s); (b) the Preferred Units include a right to preferred distributions as set forth in this Agreement; and (c) the Preferred Units only contain a certain right to information as required to be filed on an annual basis pursuant to 17 CFR 227.202. To clarify, Preferred Units will carry the same rights as Common Units should the holder of Preferred Units also hold at least 1 (one) Common Unit.

“Profit” means, with respect to any given tax year, the Company’s income for such tax year, as determined in accordance with accounting principles appropriate to the Company’s method of accounting and consistently applied.

“Proportionate Share” means the percentage interest of a Member based on the number of Units owned by the Member in relation to the total outstanding Units.

“Series PA Preferred Units” means the Units of the Company that have the same rights as those held by the Common Unit holders, except that: (a) the Series PA Preferred Units do not carry a right to vote, govern, or actively participate in the Company’s acts, and any reference in this Agreement to the vote of the Members or a Majority Vote excludes the Series PA Preferred Unit holders, with the exception if a Series PA Preferred Unit holder also holds Common Unit(s); and (b) the Series PA Preferred Units include a right to preferred distributions as set forth in this Agreement. To clarify, the Series PA Preferred Units will carry the same rights as Common Units should the holder of Series PA Preferred Units also hold at least 1 (one) Common Unit.

“Slingshot Productions Limited” means Slingshot Productions Limited, an entity incorporated in the Republic of Mauritius.

“Transfer” means, with respect to a membership interest, the sale, assignment, transfer, other disposition, pledge, hypothecation or other encumbrance, whether direct or indirect, voluntary, involuntary or by operation of law, and whether or not for value, of that membership interest. Transfer includes any transfer by gift, devise, intestate succession, sale, operation of law, upon the termination of a trust, as a result of or in connection with any property settlement or judgment incident to a divorce, dissolution of marriage or separation, by decree of distribution or other court order or otherwise.

“Transferee” means a Person who acquires any Units by Transfer from a Member or another Transferee and is not admitted as a Member in accordance with this Agreement. Notwithstanding anything herein to the contrary, a Transferee shall not have the rights of a Member, other than the right to receive distributions as set forth herein.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as modified and supplemented or superseded. Where a specific Treasury Regulation is referenced, the reference extends to any successor regulation of similar scope, whether or not denominated by the same section number or heading.

“Unit” means a portion of the Membership Interests of the Company, including any Common Units, Preferred Units, and Series PA Preferred Units. All Units represent an equal portion of Membership Interests. The amount of Membership Interest represented by a Unit shall be equal to a fraction, the numerator of which is one (1) and the denominator of which is the number of all issued and outstanding Units of the Company.

ARTICLE 2

FORMATION OF LIMITED LIABILITY COMPANY

2.1	Creation. The Company was formed pursuant to and is governed by the Act.

2.2	Registered Agent. The initial registered agent will be The Corporation Trust Company. The Board may change the registered agent on one or more occasions.

2.3   Names and Addresses of Members. The full names and street addresses of the Members of the Company will be recorded and tracked on a ledger in the books and records of the Company.

2.4   Business Purpose. The Company’s objective is to engage in the actions, operations and activities associated with the business of the Company, directly or indirectly through any subsidiaries, and any other business allowed by law.

2.5   Period of Duration. The Company will remain in existence until the Company is dissolved. If a Member dies, resigns, is expelled, becomes bankrupt, dissolves, or has the Member’s membership in the Company otherwise terminated, the Company will continue its operations and no dissolution of the Company will take place until it is otherwise dissolved.

2.6   Units. Each Unit has the rights and obligations specified in this Agreement, as it may be amended from time to time. The total number of Units that the Company shall have authority to issue is 225,000,000.

2.7   Authorization of Series PA Preferred Units. The Company is hereby authorized to issue a class of Units designated as “Series PA Preferred Units”. The total number of Series PA Preferred Units that the Company shall have the authority to issue is 45,000,000. The Series PA Preferred Units issued and outstanding will be recorded and tracked on a ledger in the books and records of the Company.

2.8   Authorization of Preferred Units. The Company is hereby authorized to issue a class of Units designated as “Preferred Units”. The total number of Preferred Units that the Company shall have authority to issue is 90,000,000. The Preferred Units issued and outstanding will be recorded and tracked on a ledger in the books and records of the Company.

2.9   Authorization of Common Units. The Company is hereby authorized to issue a class of Units designated as “Common Units”. The total number of Common Units that the Company shall have authority to issue is 90,000,000. The Common Units issued and outstanding will be recorded and tracked on a ledger in the books and records of the Company.

2.10   Title to Property in Name of Company. Real and personal property purchased by the Company shall be held and owned in the name of the Company.

ARTICLE 3

MEMBERS, CAPITALIZATION, ADDITIONAL FINANCING, VOTING

3.1   Members’ Contributions. To date, the Members have made the capital contributions to the Company, in cash, services, or property, in the amounts recorded and set forth in the books and records of the Company. The Members are not obligated to make any other contributions to the Company. Except as otherwise may be provided herein, no Member shall be entitled to receive any interest on its capital contribution or Capital Account.

3.2   Borrowing. The Company may borrow from banks, lending institutions, other unrelated third parties, affiliates of the Company, or the Members and may pledge Company assets or any income from Company properties to secure or provide for the repayment of the loans.

3.3   Capital Accounts. The Company will maintain a Capital Account for each Member in accordance with the provisions of Treasury Regulations § 1.704-1(b)(2)(iv). Without limiting the foregoing, the provisions of Treasury Regulations §§ 1.704-1(b)(2)(iv)(d) and (g) related to the treatment of property contributed to a company by a Member and any other provision required by the Treasury Regulation are incorporated in this Agreement. For clarification, Capital Accounts will be increased by: (a) the amount of any money the Member contributes to the Company’s capital; (b) the Fair Market Value of any property the Member contributes to the Company’s capital, net of liabilities the Company assumes or to which the property is subject; and (c) the Member’s share of Profits and any separately stated items of income or gain; and decreased by: (x) the amount of any money the Company distributes to the Member; (y) the Fair Market Value of any property the Company distributes to the Member, net of any liabilities the Member assumes or to which the property is subject; and (z) the Member’s share of Losses and any separately stated items of deduction or loss.

3.4   Failure to Contribute Required Capital. If, after agreeing to make a capital contribution with the Company as allowed in Section 3.1, a Member fails to timely provide the capital contribution by the time agreed upon, the Company may take such action as it deems necessary, including instituting a court proceeding to obtain payment, canceling the delinquent Member’s Units allocated to the Member for the capital contribution, or exercising any other right or remedy available at law or equity.

3.5   Return of Capital Contributions. Except as expressly provided herein, each Member agrees not to withdraw as a Member of the Company and no Member shall be entitled to the return of any part of his, her or its capital contributions or to be paid interest in respect to either his, her or its capital contributions.

3.6   Member Voting. No person shall be entitled to exercise any voting rights as a Member until such person shall have been admitted as a Member. Except as provided otherwise by law or this Agreement: (a) each Member holding Common Units shall be entitled to one (1) vote for each Common Unit held; (b) each Member holding both (x) Common Units and either (y) Preferred Units or Series PA Preferred Units shall be entitled to one (1) vote for each Common Unit held and one (1) vote for each Preferred Unit or Series PA Preferred Unit held by such Member. Members holding Common Units and Preferred Units or Series PA Preferred Units shall vote together on all matters on which such Members are permitted to vote by reason of such Units. Notwithstanding anything in this Agreement to the contrary, Members holding only Preferred Units or Series PA Preferred Units (and not Common Units) shall not be entitled to vote on, consent to, or approve any matters by reason of their ownership of such Preferred Units or Series PA Preferred Units or otherwise.

(a)	Meetings of Members. Meetings of the Members for the purpose of taking any action permitted to be taken by the Members may be called by the Board, or by Members entitled to cast not less than ten percent (10%) of the aggregate outstanding Units at the meeting. Upon sufficient request in writing that a meeting of Members be called for any proper purpose, the Board forthwith shall cause notice of the meeting to be given to the Members entitled to vote not less than five (5) days or more than sixty (60) days before the meeting. Such notices shall state: (i) either the place of such meeting or that such meeting is telephonic and the date, hour and contact information for the meeting; and (ii) those matters that the Board or Members, at the time of the mailing of the notice, intend to present for action by the Member.

(b)             Voting by Proxy. Each Member entitled to vote at a meeting of Members or to express consent or dissent to action in writing without a meeting may authorize another Person(s) to act for such Member by proxy. Such proxy shall be deposited at the Company’s principal place of business not less than 48 hours a meeting is held or action is taken, but no proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

3.7   Action by Members without a Meeting. Any action, which under any provision of the Act or this Agreement, that may be taken at a meeting of the Members, may be taken without a meeting, and without notice, if a consent in writing, setting forth the action so taken, is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. All Members entitled to vote that do not approve any action to be taken by such written consent shall be given notice of such approval and such other information in accordance with the Act. All such consents shall be maintained in the Company’s records.

3.8   Quorum. Except as may be expressly stated otherwise in this Agreement, to the greatest extent allowed by law, the Majority Vote of the Members is the act of the Members and shall constitute a quorum. No action may be taken at any meeting in the absence of a quorum.

3.9   Resignation of a Member. A Member may resign from the Company as a Member by giving written notice to the Company and the other Members at least sixty (60) days prior to the effective date of the resignation unless the Board approves a shorter period; however, except as expressly provided herein, a withdrawing Member is not entitled to a return of his or her capital contribution and acquires the status of a Transferee.

3.10             Business Opportunities. Each Manager and Member and his, her or its respective affiliates shall be free to engage in any activity on their own or by the means of any entity, and each Manager’s and Member’s fiduciary duty of loyalty and the “corporate opportunity doctrine,” as such doctrine has been described under general corporation law, is hereby eliminated to the maximum extent allowed by the Act. Without limiting the foregoing, no Manager or Member or his or its respective affiliates shall be required to refer opportunities to the Company, to account for any benefits from transactions in any way connected with the Company or its business nor are they under any obligation to refrain from, or disclose, dealings between the Company and such Manager or Member or his, her or its respective affiliates, other than as specifically set forth in this Agreement.

3.11             Expulsion of a Member. A Member may be expelled from the Company for Cause upon the approval of (a) the Board and (b) a Majority Vote of the Members.

ARTICLE 4

ALLOCATIONS, PROFITS AND LOSSES, DISTRIBUTIONS, AND REPURCHASE OF UNITS

4.1   Allocation of Profits and Losses. After giving effect to the special allocations contained in Section 4.2 and any others required to be made by the Code or the Regulations, Profits and Losses for each tax year shall be allocated to the Members in a manner such that the Capital Account of each Member, immediately after making such allocation is, as nearly as possible equal to the distributions that would be made to such Member pursuant to Section 4.3.

4.2   Special Allocations. Notwithstanding anything to the contrary contained herein, the following special allocations shall be made if the circumstances require.

(a)          Qualified Income Offset. Notwithstanding anything to the contrary contained herein, if a Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations or any amendment thereto, or receives an allocation of loss which produces a negative Capital Account for any Member while any other Member has a positive Capital Account, then items of Company income, including gross income, shall be specially allocated to such Member to the extent necessary to eliminate any Capital Account deficit. This article is intended to constitute a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(b)          Minimum Gain Chargeback. Notwithstanding anything to the contrary contained herein, if there is a net decrease in Company “minimum gain,” as defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations, during a taxable year, each Member shall be specially allocated, before any other allocation, items of income and gain for such taxable year (and, if necessary, subsequent years) in proportion to each Member’s share of the net decrease in Company “minimum gain.” This article is intended to comply with the “minimum gain chargeback” provisions of Section 1.704-(2)(f) of the Regulations.

(c)          Section 704(c) Allocation. Notwithstanding anything to the contrary contained herein, items of income, gain, loss, and deduction with respect to property contributed to the Company’s capital will be allocated between the Members so as to take into account any variation between book value and basis, to the extent and in the manner prescribed by Section 704(c) of the Code and related Regulations.

(d)          Member Nonrecourse Deductions. Items of the Company’s loss, deductions, and expenditures described in Section 705(a)(2)(B) of the Code that are attributable to the Company’s nonrecourse debt and are characterized as Member nonrecourse deductions under Section 1.704-2(i) of the Regulations will be allocated to the Members’ Capital Accounts in accordance with Section 1.704-2(i) of the Regulations.

(e)          Adjustments for Special Allocations. If the special allocations result in Capital Account balances that are different from the Capital Account balances the Members would have had if the special allocations were not required, the Company will allocate other items of income, gain, loss, and deduction in any manner it considers appropriate to offset the effects of the special allocations on the Members’ Capital Account balances. Any offsetting allocation required by this article is subject to and must be consistent with the special allocations.

4.3   Liability of Members. Except as otherwise expressly stated in this Agreement, no Member will be personally liable for any of the losses of the Company beyond the Member’s capital interest in the Company.

4.4   Distributions. The Board shall have sole discretion regarding the amounts and timing of distributions of Available Funds to Members, including to decide to forego payment of distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including, but not limited to, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies); provided, however, that the Company shall be required to make distributions in the amounts and order as follows:

(a)           Prior to making any distributions to the Preferred Unit holders and the Common Unit holders by reason of their ownership thereof, the Company shall first make distributions to the Series PA Preferred Unit holders until they have received a cumulative return of one hundred twenty-five percent (125%) of their initial capital contribution. For example, if a Series PA Preferred Unit holder made a $100 capital contribution, the holder will receive a $125 cumulative return, prior to making any distributions to the Preferred Unit holders and the Common Unit holders.

(b)          After the payment in full of all amounts required to be paid to the Series PA Preferred Unit holders pursuant to Section 4.4(a), and prior to making any distributions to the Common Unit holders, the Company shall make distributions to the Preferred Unit holders until they have received a cumulative return of one hundred twenty percent (120%) of their initial capital contribution. For example, if a Preferred Unit holder made a $100 capital contribution, the holder will receive a $120 cumulative return, prior to making any distributions to the Common Unit holders.

(c)          After the payment in full of all amounts required to be paid to the Series PA Preferred Unit holders pursuant to Section 4.4(a) and the Preferred Unit holders pursuant to Section 4.4(b), the Company shall distribute all Profits to the Series PA Preferred Unit holds, the Preferred Unit holders, and the Common Unit holders in proportion to the Member’s Membership Interest.

(d)          For avoidance of doubt, the Members acknowledge and agree that the Board shall have sole discretion to pay all or any portion of the Company’s debts and liabilities to its creditors (including to Members as loans or salary, each if applicable), prior to making any distributions as set forth in this Section 4.4.

4.5   Withholding. The Company may withhold amounts from distributions to the extent required by law. If the Company fails to withhold amounts from distributions as required by law, a Member shall return to the Company the amount that should have been withheld promptly after written notice from the Company.

4.6   Substantial Economic Effect. The various provisions of this Article 4 are intended and will be construed to ensure that the allocations of the Company’s income, gain, losses, deductions, and credits have a substantial economic effect under the Treasury Regulations promulgated under Section 704(b) of the Code.

4.7   Repurchase of Preferred Units and Series PA Preferred Units

4.7.1	Authorization

Subject to applicable law and the availability of sufficient legally available funds, the Company shall have the right, but not the obligation, to repurchase any issued and outstanding Preferred Units (including Series PA Preferred Units) from any Member, whether or not for value, upon terms and conditions approved by the Board and consented to in writing by the applicable Member(s), provided such repurchase does not violate any agreement or applicable securities law.

4.7.2	Approval and Valuation

The terms of the repurchase, including the repurchase price, shall be as agreed between the Company and the selling Member. If the parties are unable to agree on the Fair Market Value of the Units, such value shall be determined in accordance with the Fair Market Value procedures set forth in Section 1- Definitions of this Agreement.

4.7.3	Equal Treatment

All Members holding Preferred Units (including Series PA Preferred Units) shall be treated equally on a per Unit basis in connection with any voluntary tender offer by the Company unless otherwise agreed by a Majority Vote of the Members holding Preferred Units.

4.7.4	Effect of Repurchase

Upon the completion of any repurchase of Preferred Units (including Series PA Preferred Units) by the Company, such Units shall be deemed canceled and no longer outstanding for purposes of this Agreement and the calculation of Membership Interests, unless otherwise designated by the Board.

4.7.5	Tax treatment

The Company and the Member whose Preferred Units (including Series PA Preferred Units) are repurchased shall cooperate in good faith to determine the appropriate tax treatment of any such transaction, including whether such transaction shall be treated as a sale or distribution for federal and state tax purposes.

ARTICLE 5

ACCOUNTING AND OTHER FINANCIAL MATTERS

5.1   Accounting Methods; Fiscal Year. The profits and losses of the Company will be accounted for on a basis reasonably determined by the Board. For income tax purposes, the Company shall, unless otherwise required under the Code, report on a cash basis. Effective for the 2025 fiscal year, the Company’s fiscal year shall end on October 31. The first fiscal period under this change will be a short year, beginning on January 1, 2025, and ending on October 31, 2025. After this period, each subsequent fiscal year will begin on November 1 and end on October 31 of the following calendar year.

This change from the prior July 31 fiscal year-end has been duly approved by the Board and the Members and shall be reported in accordance with applicable IRS rules under Internal Revenue Code Section 441 and related Treasury Regulations.

5.2   Books and Records. The Company shall keep at its Designated Office the records required by the Act to be kept there. All records of the Company are subject to inspection and copying at the reasonable request and at the expense of any Member during ordinary business hours. In addition to the foregoing, the Company shall maintain the following at its Designated Office: (a) a current list of the full name and last known business address of each Member; (b) a copy of the stamped Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed; (c) copies of the Company’s federal, state, and local income tax returns and reports and financial statements, if any, for the three most recent years; and (d) copies of this Agreement and any amendments thereto.

5.3   Taxation as a Corporation. The Company will be taxed as a corporation for federal and state income tax purposes.

5.4   Company Representative. The Company must designate a representative to serve as the Company representative (the “Company Representative”). The Company Representative has the sole authority to act on behalf of the Company in connection with Internal Revenue Service audits and adjustments. Bernardus Johannes Lans (“Bernard Lans”) is designated to serve as the Company Representative. If Bernard Lans becomes unwilling or unable to serve for any reason, the Board shall promptly appoint another Member to serve as Company Representative. The Company will reimburse the Company Representative for reasonable expenses incurred while acting within the scope of the Company Representative’s authority.

5.5   Obligations and Discretion as to Tax Matters. The Company Representative shall inform all of the Members upon receipt of any notice regarding any examination by any federal, state, or local authority about the Company’s tax compliance. The Company Representative’s rights and obligations create a fiduciary duty on the part of the Company Representative to act in the best interest of the Company and other Members.

5.6   Company Representative to Preserve Tax Classification. Unless the Board elects not to be treated as a corporation for federal income tax purposes, the Company Representative shall take all reasonable steps necessary to classify the Company as a corporation for tax purposes under the Code and Treasury Regulations. The Company Representative shall prepare and file any forms necessary or appropriate to classify the Company as a corporation for tax purposes under the laws of any jurisdiction in which the Company transacts business.

5.7   Coordination with TEFRA Audit Rules. If any audit or adjustment of the Company is governed by the Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA) audit rules, the Company Representative shall serve as the tax matters partner within the meaning of Code Section 6231(a)(7).

5.8   Election under Code Section 6221(b). The Company may elect for Code Section 6221(b) to apply for any taxable year that the Company meets the requirements to elect out of Company-level treatment under Code Section 6221(b). The election must be made with a timely-filed return for that taxable year. The election must include the name and taxpayer identification number of each Member. The Company must notify each Member of the election in the manner prescribed by the Secretary of Treasury.

5.9   Consistent Treatment. Each Member shall, on the Member’s income tax return, treat each item of income, gain, loss, deduction, or credit attributable to the Company in a manner consistent with the treatment of the income, gain, loss, deduction, or credit on the Company income tax return.

5.10  Adjustment in Future Tax Years. If any tax proceeding results in adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company—or any Member’s distributive share thereof—for a prior year, the Company may take corrective action.

5.11  Tax Elections. The Company’s Representative may make all Company elections for federal, state, and local income tax matters permitted under the Code. Each Member consents to any election and shall sign any documentation necessary to give effect to any elections.

5.12  Legal and Accounting Costs for Tax Matters. The Company shall pay all legal and accounting costs associated with any Internal Revenue Service proceeding regarding the Company’s tax returns.

5.13  Tax Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company, the Company Representative, and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocated to such Member. The provisions of this Section 5.13 shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.13.

5.14  Tax Examinations and Audits. The Company Representative is authorized to represent the Company in connection with all examinations of the affairs of the Company by any taxing authority, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. Each Member agrees to cooperate with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to the conduct of examinations by taxing authorities and any resulting proceedings. Each Member agrees that any action taken by the Company Representative in connection with audits of the Company shall be binding upon such Members and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company. The Company Representative shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. The Company Representative may extend the statute of limitations for assessment of tax deficiencies against the Members attributable to any adjustment of any tax item.

ARTICLE 6

MANAGEMENT OF COMPANY

6.1	Management of the Company.

(a)           Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of Persons (each such Person, a “Manager”), who shall be appointed in accordance with the provisions of Section 6.1(d). The names of the Managers will be recorded and tracked on a ledger in the books and records of the Company.

(b)          General Powers. The Company will be considered a manager-managed company. Except as otherwise expressly stated in this Article 6, all powers of the Company will be exercised by or under the authority of, and the business and affairs of the Company will be managed under the direction of, the Board. The actions of the Board taken in accordance with the provisions of this Agreement shall bind the Company. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Board pursuant to a duly adopted resolution expressly authorizing such action.

(c)	Quorum; Manner of Acting.

(1)	A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(2)	Each Manager shall have one (1) vote on all matters submitted to the Board. With respect to any matter before the Board, the act of a majority of the Managers constituting a quorum shall be the act of the Board.

(d)          Board Composition.

(1)	The of Managers shall be fixed by the Members, and may only be increased or decreased upon the Majority Vote of the Members.

(2)	The Board shall be comprised of individuals designated by a Majority Vote of the Members, which individuals shall be classified as either a “Company Manager” or an “Independent Manager”. Unless otherwise specified as a “Company Manager” or an “Independent Manager,” any reference to a Manager or the Managers shall include both Company Managers and Independent Managers collectively as a group.

(e)          Appointment and Removal of Managers.

(1)	A Company Manager may be removed at any time for Cause by a Majority Vote of the Members.

(2)	The Independent Managers shall serve for an initial term of one (1) year, commencing on the date of their appointment. The term of service may be extended for additional periods of equal length upon the approval of a Majority Vote of the Members. Notwithstanding the foregoing, an Independent Manager may be removed at any time by a Majority Vote of the Members, with or without Cause.

(3)	A Manager may resign at any time by delivering a written resignation to the Company, which resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of a particular event. Following a Manager’s removal or resignation, a successor Manager shall be elected by a Majority Vote of the Members. The removal of a Manager shall not affect the Manager’s rights as a Member, as the case may be, and shall not constitute a withdrawal by such Member from the Company.

(f)           Authority of the Board. Subject to such limitations as may be imposed pursuant to the terms of this Agreement or by operation of law, the Board shall not, without the prior consent of a Majority Vote of the Members entitled to vote:

(1)          Amend, modify, or waive any provisions of the Certificate or this Agreement, in whole or in part;

(2)           Incur any indebtedness, pledge or grant liens on any assets or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other Person in excess of $50,000 in a single transaction or series of related transactions, or in excess of $100,000 in the aggregate at any time outstanding;

(3)          Enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, sale of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person, other than in the ordinary course of business consistent with past practice;

(4)          Enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other acquisition (including by merger, consolidation, sale of stock or acquisition of assets) by the Company of any assets and/or equity interests, other than sales of inventory in the ordinary course of business consistent with past practice;

(5)          Settle any lawsuit, action, dispute or other proceeding or otherwise assume any liability with a value in excess of $25,000 or agree to the provision of any equitable relief by the Company; or

(6)          Dissolve, wind up or liquidate the Company or initiate a bankruptcy proceeding involving the Company.

6.2	Officers.

(a)           The Board may, from time to time, appoint one or more persons to be officers or authorized representatives of the Company (each, an “Officer”). The day-to-day management of the Company shall be vested in the Officers. An Officer is not required to be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board at any time, with or without cause. A vacancy in any office occurring because of death, resignation, removal, or otherwise may, but need not, be filled by the Board.

(b)           Notwithstanding anything to the contrary in this Agreement, the following actions shall require the approval or consent of the Board:

(1)	Change the business purpose of the Company;

(2)	Take any action which would make it impossible to carry on the ordinary business or accomplish the purposes of the Company, except as otherwise provided in this Agreement;

(3)	Amend or terminate any agreement or relationship that was required to be approved by the consent of the Board at the time such agreement or arrangement was entered into;

(4)	Initiate any lawsuit or other judicial proceeding or arbitration in the name of the Company;

(5)	Authorize or approve the merger, consolidation, or other combination of the Company with or into another entity;

(6)	Enter into any agreement for the sale of all or substantially all of the assets of the Company;

(7)	Increase or modify Officer compensation; or

(8)	Take any action which, pursuant to this Agreement, specifically requires action by, or the consent of, the Board.

6.3          Activities of a Manager; Duties and Restrictions. Except as otherwise expressly stated in this Agreement, a Manager may devote as much time to the Company’s affairs and the conduct of the Company’s business as the Manager may determine to be required and is not obligated to do or perform any act or thing in connection with Company business not expressly required in this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Independent Managers shall comply with, and be bound by, the responsibilities and restrictions applicable to Independent Managers, as set forth in Exhibit A to this Agreement. In the event of any conflict between the provisions of this Agreement, any advisory agreement applicable to such Independent Manager, and the responsibilities and restrictions set forth in Exhibit A, the provisions of this Exhibit A shall govern with respect to the Independent Managers. Exhibit A may be amended at any time and from time to time by a majority vote of the Company Managers.

6.4          Independent Activities of a Manager. Except as otherwise expressly stated in this Agreement and subject to any other written agreements, a Manager is free to engage in whatever activities the Manager chooses, even if those activities may be deemed competitive with the business of the Company or the Company’s business purpose without having or incurring any obligation to offer any interest in those activities to the Company or any other Manager or Member. Neither this Agreement nor any obligation undertaken pursuant to this Agreement will prevent a Manager from engaging in those activities or require the Manager to permit the Company or any other Manager or Member to participate in those activities, and as a material part of the consideration for the execution of this Agreement by each Manager, each other Manager and each Member hereby waives, relinquishes, and renounces any such right or claim of participation, even if those activities may be deemed competitive with the business of the Company or the Company’s purpose.

6.5         Competing Activities. A Manager may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Company’s business and that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom.

6.6         Transactions between the Company and a Manager. Notwithstanding that it may constitute a conflict of interest, a Manager may engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of performing them and in similar transactions between parties operating at arm’s length. A transaction between a Manager, on the one hand, and the Company, on the other hand, shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the Company and at least as favorable to the Company as those generally available in a similar transaction between parties operating at arm’s length if a Majority Vote of the Member’s having no interest in such transaction affirmatively vote or consent in writing to approve the transaction. Notwithstanding the foregoing, a Manager shall not have any obligation in connection with any such transaction between the Company and a Manager or an affiliate of a Manager, to seek the consent of the Members.

6.7          Manner of Acting.

(a)           Generally. The Board may act with respect to any matter within the scope of its authority at a meeting of the Board or pursuant to formal or informal procedures adopted at a meeting of the Board. Procedures that may be adopted at a meeting of the Board include, without limitation, the establishment of dates and times for regular meetings, procedures pursuant to which the Board may approve a matter without a meeting, and the delegation of duties and responsibilities with respect to which the delegate, including any appointed officers, may act without approval or ratification by the other Managers. At any time that there is only one Person acting as a Manager of the Company, such Person may conduct the business of the Company through such procedures and in such a manner as he or she determines to be appropriate under the circumstances.

(b)          Special Meetings. Special meetings of the Board shall be held on the call of any Manager upon at least five (5) days’ written notice (if the meeting is to be held in person) or one (1) day’s written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by all the Managers. Any Manager may waive such notice as to themself.

(c)          Written Consent. Except as expressly provided otherwise, any action required or permitted to be taken at a meeting by the Board may be taken without a meeting if the consent is in writing, setting forth the action taken, and is signed by Managers on the Board having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers were present and voting. Prompt notice of the taking of the action without a meeting by less than unanimous consent of the Managers shall be given in writing to those Managers who were entitled to vote but did not consent in writing. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present.

(d)         Telephonic Meetings. The Managers may participate in and act at any meeting of Board through the use of a conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of any Manager so participating.

6.8         Managers as Fiduciaries. Each Manager shall exercise all powers and perform all duties in good faith, and shall act in all matters for the best interest of the Company, using reasonable inquiry, diligence and prudence.

(a)          Exculpation. A Manager will not be liable the Company or any Member for an act or omission done in good faith to promote the Company’s best interests, unless the act or omission constitutes gross negligence, intentional misconduct, or a knowing violation of law.

(b)          Justifiable Reliance. A Manager may rely on the Company’s records maintained in good faith and on information, reports, opinions, or statements received from any Person pertaining to matters that the Manager reasonably believes to be within the Person’s expertise or competence.

6.9          Deadlock. If the Managers are unable to reach a decision by the required vote submitted for consideration by the Board at a meeting (a “Deadlock”), the Board shall refer the matter subject to the Deadlock to the Members, who shall attempt to resolve such matter within twenty (20) days after referral to them of the Deadlocked issue. Any resolution approved by the Members by Majority Vote shall be final and binding on the Company and the Members. During the continuation of any Deadlock, the Company shall continue to operate in a manner consistent with its prior practices and this Agreement until such time as such Deadlock is resolved.

ARTICLE 7

TRANSFER AND ENCUMBRANCE OF MEMBER INTEREST; NEW MEMBERS

7.1   Transfers. Except as otherwise required by law or except as expressly stated otherwise in this Agreement, Units in the Company may not be sold or otherwise Transferred, by operation of law or otherwise, except upon the prior written approval of the Board, which approval may be withheld or conditioned for any reason. Upon the approval of the Board, the Board may establish any terms and conditions of a Transfer as the Board may determine. The Transfer by any Member (other than Slingshot Productions Limited, The Gideon Trust or Angel Acceleration Master Fund, LP - A4) of such Member’s Membership Interest in the Company (“Seller”) will be subject to all the terms, conditions, restrictions, and obligations of this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, each Member holding Preferred Units that acquired such Units pursuant to Section 4(a)(6) of the Securities Act (Regulation Crowdfunding) acknowledges and agrees that, in accordance with Section 4(a)(6) of the Securities Act, the membership interests cannot be Transferred during the one-year period beginning on the date of purchase, unless Transferred: (a) to the Company, (b) to an accredited investor, (c) as part of an SEC-registered offering, or (d) to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance; provided, however, that any Member who Transfers Units shall remain bound by the provisions of this Article 7.

7.2   Right of First Refusal

(a)          Notice of Proposed Transfer. Prior to a Seller Transferring any of its membership interests (the “Transfer Interests”), the Seller shall simultaneously deliver to the Company and to the other Members holding Common Units (the “ROFR Members”) a written notice (the “Transfer Notice”) stating: (i) Seller’s bona fide intention to transfer such Transfer Interests; (ii) the name, address and phone number of each Proposed Transferee; (iii) the aggregate number and type of Transfer Interests proposed to be transferred; (iv) the exemptions under applicable state and federal securities laws upon which Seller is relying in making the proposed Transfer; (v) the bona fide cash price, or in reasonable detail, other consideration for which the Transfer Interests are to be Transferred; and (vi) each ROFR Member’s right to exercise either its Right of First Refusal with respect to the Transfer Interests. Seller shall also deliver to the Company, a definitive written agreement pursuant to which such Transfer is proposed to be consummated in a form subject to the reasonable approval of the Company, to which each Proposed Transferee would agree to be bound by all terms of this Agreement with respect to the Transferred Interests (the “Proposed Purchase Agreement”).

(b)         Right of First Refusal.

(1)  Exercise by the Company. For a period of twenty (20) days after the Transfer Notice has been last delivered to the Company and the ROFR Members (the “Exercise Period”), the Company shall have the right to purchase all, or any part of the Transfer Interests, on the same terms and conditions as specified in the Transfer Notice. To exercise its Right of First Refusal, the Company must deliver written notice to Seller of such exercise during the Exercise Period indicating the number of Transfer Interests it wishes to purchase pursuant to the Right of First Refusal.

(2)  Exercise by Members. The ROFR Members shall have the right to purchase any portion of the Transfer Interests not purchased by the Company (the “Remaining Interests”) on the same terms and conditions as specified in the Transfer Notice. To exercise its Right of First Refusal, a ROFR Member (a “Purchasing Member”) must deliver written notice of such exercise to Seller within the Exercise Period indicating the number of Transfer Interests it wishes to purchase pursuant to the Right of First Refusal. Upon the earlier to occur of (i) expiration of the Exercise Period or (ii) the time when Seller has received written confirmation from each ROFR Member regarding its exercise of its Right First Refusal, the ROFR Members shall be deemed to have made their election with respect to the Transfer Interests. If the aggregate number of membership interests that the Purchasing Members desire to purchase (as evidenced in the written notices delivered to Seller) exceeds the number of Remaining Interests, each Purchasing Member will be entitled to purchase its pro rata share of the Remaining Interest.

7.3   Encumbrances. A membership interest in the Company may not be encumbered, pledged, hypothecated, or otherwise used as collateral or security for an obligation, by operation of law or otherwise, except upon the prior written approval of the Board, which approval may be withheld or conditioned for any reason. Upon the approval by the Board, the Board may establish any terms and conditions of an encumbrance as the Board may determine. The transferee (as a result of foreclosure or otherwise) of any Member’s membership interest in the Company is subject to all the terms, conditions, restrictions, and obligations of this Agreement.

7.4   New Members. A Person will not become a Member, by operation of law or otherwise, unless the new Member agrees to become a party to and be bound by this Agreement and only upon the prior written approval of the Board. Upon the approval of the Board, the Board may establish any terms and conditions of the addition of a new Member as the Board may determine. A new Member will be subject to all of the applicable terms, conditions, restrictions, and obligations of this Agreement. The Board has full authority to issue additional Units and admit new Members. This Agreement may be executed by a new Member by means of a counterpart signature page, which may or may not be associated with a subscription or contribution agreement related to the new Member’s purchase of Units of the Company.

7.5   Mandatory Conditions to Transfer. The Company must be reasonably satisfied that all of the following conditions are met before a Member can effect any Transfer, regardless of whether the right of first refusal set forth in Section 7.2 applies to such Transfer:

(a)         The Transfer, alone or in combination with other Transfers, will not cause the Company to lose its status as a corporation for federal income tax purposes, unless such Transfer has been consented to by the Members by Majority Vote;

(b)         The Transfer is the subject of an effective registration under, or exempt from the registration requirements of, applicable state and federal securities laws;

(c)         The Company receives from the Transferee the information and agreements reasonably required to permit it to file federal and state income tax returns and reports; and

(d)         The Transferee has agreed in writing to accept and to be bound by the provisions of this Agreement, regardless of whether such Transferee is admitted as a substitute Member hereunder.

7.6   Violating Transactions. Any transaction or purported transaction will be null and void unless made strictly in accordance with the provisions of this Article 7. If for any reason a Transfer of membership interests takes place in breach of this Article 7, in addition to other remedies, the recipient of the membership interests will have only the rights of an assignee pursuant to the Act.

7.7   Permitted Transfers. Notwithstanding the foregoing, the provisions of Section 7.2 shall not apply to any of the following Transfers by any Member of any Units: (a) with respect to a Member who is an entity, to an Affiliate of such Member and any of its owners in accordance with its constitutive documents; (b) with respect to any Member who is an individual, to (i) such Member’s spouse, parent, siblings, descendants, and the spouses of each such natural persons (collectively, “Family Members”), (ii) a trust under which the distribution of Units may be made only to such Member and/or any Family Member of such Member, (iii) a charitable trust, the income from which will be paid to such Member during his, her or its lifetime, (iv) a corporation, partnership or limited liability company, the stockholders, partners, or members of which are only such Member and/or Family Members of such Member, or (v) by will or by the laws of intestate succession, to such Member’s executors, administrators, testamentary trustees, legatees or beneficiaries; provided, however, that any Member who Transfers Units shall remain bound by the provisions of this Article 7.

ARTICLE 8

WITHDRAWAL BY MEMBERS

A Member will have no right to demand the return of the Member’s contribution (i.e., the Member’s interest in the capital of the Company) until the dissolution and winding up of the affairs of the Company.

ARTICLE 9

LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1   Exculpation. No Member (in the Member’s role as a Member) is liable for the liabilities of the Company. No Officer or Manager is liable to the Company or its Members except for liability for (a) a breach of the Officer’s or Manager’s duty of loyalty to the Company or its Members, (b) an act or omission not in good faith that constitutes a breach of duty of the Officer or Manager to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the Officer or Manager received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Officer’s or Manager’s position, or (d) an act or omission for which the liability of an Officer or Manager is expressly provided by an applicable statute. Any repeal or modification of this Section 9.1 by the Members will not adversely affect the right or protection of an Officer or Manager existing at the time of the repeal or modification.

9.2   Right to Indemnification

(a)          Except for an action brought by the Company or a Member on the basis of an action of the Officer or Manager ultimately determined to constitute conduct falling within any of the circumstances in Sections 9.1(a) through 9.1(d), the Company shall indemnify any person (each, an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, by reason of the fact that the Indemnitee is or was a Member, Officer, or Manager of the Company, or is or was acting as an agent of the Company, or is or was serving at the request of the Company as a manager, director, Officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, trust, sole proprietorship, employee benefit plan, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection therewith to the extent that the Indemnitee has been wholly successful on the merits or otherwise in defense of the action, suit, or proceeding.

(b)          The Company shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, by reason of the fact that the Indemnitee is or was an Officer or Manager of the Company, or is or was acting as an agent of the Company, or is or was serving at the request of the Company as a manager, director, Officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, trust, sole proprietorship, employee benefit plan, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee, and against judgments, penalties (including excise and similar taxes), fines, and amounts paid in settlement by the Indemnitee in connection therewith, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed, in the case of conduct in the Indemnitee’s official capacity, to be in the best interests of the Company or, in all other cases, to be not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful, except that if the Indemnitee is found liable to the Company or is found liable on the basis that personal benefit improperly was received by the Indemnitee, the indemnification provided pursuant to this Section 9.2: (i) is limited to expenses actually and reasonably incurred by the Indemnitee in connection with the proceeding and (ii) will not be made in respect of any proceeding in which the Indemnitee is found liable for willful or intentional misconduct in the performance of the Indemnitee’s duty to the Company. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful. An Indemnitee will be deemed to have been found liable in respect of any claim, issue, or matter only after the Indemnitee has been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

9.3   Payment of Expenses in Advance. The Company shall pay expenses incurred in defending an action, suit, or proceeding referred to in Section 9.1 or 9.2 in advance of the final disposition of the action, suit or proceeding upon receipt of a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification under applicable law and a written undertaking by or on behalf of the Indemnitee to repay the amount unless it ultimately is determined that the Indemnitee is entitled to be indemnified by the Company as authorized in this Article 9. The written undertaking must be an unlimited general obligation of the Indemnitee but need not be secured. It may be accepted without reference to financial ability to make repayment.

9.4   Other Rights. The indemnification provided by this Agreement will be deemed exclusive of any other rights to which an Indemnitee seeking indemnification may be entitled under any statute, agreement, vote of Members, or otherwise both as to action in the Indemnitee’s official capacity and as to action in another capacity while holding that office or position, and will continue as to an Indemnitee who has ceased to be an Officer or Manager and will inure to the benefit of the estate, heirs, executors, administrators, or other successors of that Indemnitee and will not be deemed to create any rights for the benefit of any other person.

9.5   Insurance. The Company may purchase and maintain insurance or another arrangement as approved by the Board on behalf of any individual against any liability asserted against the individual and incurred by the individual in any capacity, whether or not the Company would have the power to indemnify the individual against the liability under the provisions of this Agreement. Without limiting the power of the Company to procure or maintain any kind of insurance or other arrangement, the Company may, for the benefit of Indemnities indemnified by the Company, (a) create a trust fund; (b) establish any form of self-insurance; (c) secure its indemnity obligation by grant of a security interest or other lien on assets of the Company; or (d) establish a letter of credit, guarantee, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the Company or with any insurer or other person deemed appropriate by the Board regardless of whether all or part of the stock or other securities of the insurer or other persons are owned in whole or part by the Company. In the absence of fraud, the judgment of the Board as to the terms and conditions of the insurance or other arrangement or the identity of the insurer or other person participating in an arrangement will be conclusive and the insurance or arrangement is voidable and will not subject the Board approving the insurance or arrangement to liability, on any grounds, regardless of whether the Managers participating in the approval are beneficiaries of the insurance or arrangement.

9.6   Severability. If any portion of this Article 9 is judicially determined to be invalid or unenforceable, that determination will not in any way affect the remaining portions of this Article 9, but that invalid or unenforceable portion will be divisible and the remainder will continue in full force and effect.

9.7   Appearance as Witness or Otherwise. Notwithstanding any other provision of this Article 9, the Company may pay or reimburse expenses incurred by an Officer, Manager, or other individual in connection with appearance as a witness or other participation in a proceeding at a time when the person is not a named defendant or respondent in the proceeding.

9.8   Report to Members. The Company shall report any indemnification or advance of expenses in accordance with this Article 9 to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

ARTICLE 10

BUY-SELL PROVISIONS

10.1            Drag-Along.

(a)          In the event the Board approves a Change of Control in accordance with this Agreement and the Members by Majority Vote approve such Change of Control in writing, specifying that this Section 10.1 shall apply to such transaction, then each Member hereby agrees:

(1)  if such Change in Control requires Member approval, with respect to all Units that such Member owns or over which such Member otherwise exercises voting power, to vote (A) all such Units in favor of, and adopt, such Change of Control (together with any related amendment to the Company’s governance documents required in order to implement such Change of Control), and (B) in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Change of Control;

(2)  if such Change of Control is to be effected by sale of the Units to a third party, to sell the same proportion of Units beneficially held by such Member as is being sold by all other Members and, except as permitted in this Section below, on the same terms and conditions as holders of the same class or series of Units are so selling;

(3)  to execute and deliver all related documentation and take such other action in support of the Change of Control as shall reasonably be requested by the Company in order to carry out the terms and provisions of this Section 10.1, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, exchange agreement, consent, waiver, governmental filing, certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(4)  not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Units owned by such Member or its Affiliate in a voting trust or subject any Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the acquirer in connection with the Change of Control;

(5)  not to assert or exercise any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Change of Control; and

(6)  if the consideration to be paid in exchange for the Units in any Change of Control includes any securities and due receipt thereof by any Member would require under applicable law (A) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities, or (B) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D, as promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Units which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for such Member’s Units.

(b)          Notwithstanding the foregoing, no Member will be required to comply with the foregoing in connection with any proposed Change of Control unless:

(1)  any representations and warranties to be made by such Member in connection with such proposed Change of Control are limited to representations and warranties related to authority, ownership and the ability to convey title to such Member’s Units, including, without limitation, representations and warranties that (A) the Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances, (B) the obligations of the Member in connection with the proposed Change of Control have been duly authorized, if applicable, (C) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable against the Member in accordance with their respective terms, and (D) neither the execution and delivery of documents to be entered into in connection with such proposed Change of Control, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(2)  Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with such proposed Change in Control, other than the Company (except to the extent that funds may be paid in proportion to the amount of consideration to be received by such Member out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members); and

(3)  the liability for indemnification, if any, of such Member in such proposed Change of Control and for the inaccuracy of any representations and warranties made by the Company in connection with such proposed Change of Control, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members), and is pro rata in proportion to the amount of consideration paid to such Member in connection with such proposed Change of Control (in accordance with the provisions of the Company’s governance documents).

(c)           Each Member hereby constitutes and appoints the Board with full power of substitution, as the proxies of the party with respect to the matters set forth in this Section 10.1, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Member’s Units in accordance with this Section. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the Members in connection with this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates. Each Member hereby revokes any and all previous proxies with respect to the Units and shall not hereafter, unless and until this Agreement terminates, purport to grant any other proxy or power of attorney with respect to any of the Units, deposit any of the Units into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Units, in each case, with respect to any of the matters set forth herein.

ARTICLE 11

GENERAL PROVISIONS

11.1            Notices. Each party giving or making any notice, request, demand, or other communication (each, a “Notice”) pursuant to this Agreement must give the Notice in writing and use one of the following methods of delivery, each of which, for purposes of this Agreement, is a writing: personal delivery, Registered Mail or Certified Mail (in each case, return receipt requested and postage prepaid), nationally-recognized overnight courier (with all fees prepaid), facsimile, or PDF (portable document format) attached to an email. Any party giving a Notice must address the Notice to the appropriate person at the receiving party (the “Addressee”) at the address as designated by a party in a Notice given to the other parties pursuant to this Section 11.1. Except as may be expressly stated otherwise in this Agreement, a Notice is effective only if the party giving the Notice has complied with this Section 11.1 and the Addressee has received the Notice. A Notice is deemed received as follows: (a) if a Notice is delivered in person, sent by Registered or Certified Mail, or sent by nationally-recognized overnight courier, upon receipt as indicated by the date on the receipt; (b) if a Notice is sent by facsimile, upon receipt by the party giving the Notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the Addressee’s facsimile number; and (c) if a Notice is sent as a PDF attachment to an email, upon proof the email was sent. If the Addressee rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no or improper Notice was given, then the Notice is deemed delivered and received by the Addressee upon the rejection, refusal, or inability to deliver. If a Notice is received after 5:00 p.m. on a Business Day where the Addressee is located, or on a day that is not a Business Day where the Addressee is located, then the Notice is deemed received at 9:00 a.m. on the next Business Day where the Addressee is located.

11.2            Confidentiality. Except as otherwise required by law, the parties shall not, and shall cause each of their representatives (the “Representatives”) not to (i) disclose the Confidential Information to any person or entity other than the Representatives of party that need to know the Confidential Information for the purposes contemplated by this Agreement and agree to be bound by the provisions of this Section 11.2 or (ii) use the Confidential Information for any purpose other than the purposes this Agreement contemplates.

11.3            Amendments. Except as expressly stated otherwise in this Agreement, the parties may amend this Agreement only by a written agreement of the parties that identifies itself as an amendment to this Agreement in accordance with Section 6.1.

11.4            Waivers. The parties may waive any provision in this Agreement only by a writing signed by the party or parties against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy or in requiring the satisfaction of any condition under this Agreement, and no act, omission, or course of dealing between the parties, operates as a waiver or estoppel of any right, remedy, or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose for which the waiver was obtained. A waiver once given is not to be construed as a waiver on any future occasion or against any other person.

11.5            Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement remain in full force if the essential terms and conditions of this Agreement for each party remain valid, binding, and enforceable.

11.6            Entire Agreement. This Agreement constitutes the final agreement between the parties. It is the complete and exclusive expression of the parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. In entering into this Agreement, the parties represent, warrant, and agree that they have not relied upon the accuracy or completeness of, whether express or implied, any statement, information, representation, warranty, or agreement of another party except for those expressly contained in this Agreement. There are no conditions precedent to the effectiveness of this Agreement other than those expressly stated in this Agreement.

11.7            Counterparts; Facsimile and Electronic Signatures. The parties may sign this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of a signed counterpart signature page by facsimile or electronically is as effective as signing and delivering this Agreement in the presence of the other parties to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. In proving this Agreement, a party must produce or account only for the signed counterpart of the party to be charged.

11.8            Assignment and Delegation. Except as otherwise provided herein, a party may not assign any of the party’s rights under this Agreement, except with the prior written consent of the other parties; provided, however, that Slingshot Productions Limited may assign its rights hereunder to an Affiliate or a special purpose vehicle or investor designated by Slingshot Productions Limited. Where the consent of the non-assigning parties is required for any assignment, such non-assigning parties shall not unreasonably withhold their consent. Subject to the foregoing, all assignments of rights are prohibited without consent of the other parties, whether the assignments are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner. For purposes of this Section 11.8, a “change of control” is deemed an assignment of rights, and “merger” refers to any merger in which a party participates, regardless of whether the party is the surviving or disappearing corporation. No party may delegate any performance under this Agreement. Any purported assignment of rights or delegation of performance in violation of this Section 11.8 is void.

11.9            Third-Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any person other than the signatories, except that the Company and the nonparties expressly indemnified pursuant to this Agreement are express third-party beneficiaries of this Agreement and may enforce this Agreement as if a party to this Agreement.

11.10          Interpretation. This Agreement will not be construed in favor of or against any party for any reason, including because of authorship. It is the intent of the parties that this Agreement be interpreted so as to give the maximum effect to the principle of freedom of contract and to the enforceability of this Agreement. The power and authority granted by this Agreement are subject to the provisions of the Act. To the extent of any inconsistency between this Agreement and the Act, this Agreement will, to the extent permitted by the Act, control. This Agreement will also control over any conflicting term in the Certificate of the Company. To the extent any provision of this Agreement is prohibited or ineffective under the Act or any other law, this Agreement will be deemed amended to the least extent possible to make the conflicting provision effective under the Act or the other law.

11.11          Further Assurances. Each party and its officers and directors shall use Reasonable Efforts to take, or cause to be taken, all further actions necessary or desirable to carry out the purposes of this Agreement. “Reasonable Efforts” means, with respect to conduct under this Agreement, the efforts that a reasonable person in the position of the obligated party would use to engage in that conduct effectively.

11.12          Governing Law. The laws of the state of Delaware (without giving effect to its conflict of laws principles) govern all matters arising out of or relating to this Agreement and the transactions it contemplates, including, without limitation, its interpretation, construction, performance, and enforcement.

11.13           Forum Selection

(a)          Designation of Forum. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the District of Utah or in any court of the state of Utah sitting in Salt Lake City.

(b)         Waiver of Right to Contest Jurisdiction. Each party waives, to the fullest extent permitted by law, any objection that the party may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any court of the State of Utah sitting in Salt Lake City, or the United States District Court for the District of Utah; and any claim that any action or proceeding brought in any court specified in this Section 11.13 has been brought in an inconvenient forum.

(c)          Submission to Jurisdiction. Each party to this Agreement submits to the nonexclusive jurisdiction of the United States District Court for the District of Utah and its appellate courts, and any court of the state of Utah sitting in Salt Lake City and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Agreement.

11.14	Dispute Resolution.

(a)          Generally. If a dispute arises out of or relates to this Agreement, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation before resorting to arbitration, litigation, or some other dispute resolution procedure. The mediation will take place Salt Lake City, Utah. Any controversy or claim arising out of or relating to this Agreement that is not settled through mediation, will be settled by arbitration in Salt Lake City, Utah, in accordance with the Utah Uniform Arbitration Act, and judgment on the award rendered by the arbitrator, if not paid or otherwise settled in full before twenty (20) days after the date of the award, may be entered in any court of competent jurisdiction. The parties will cause the arbitrator to render the arbitrator’s decision within 180 days after the designation of the arbitrator, and the parties shall cooperate with each other and the arbitrator in the conduct of the arbitration to permit that timing. If the arbitrator determines the arbitrator cannot practically render a decision within the 180-day period, the arbitrator may extend the 180-day period to be the shortest reasonable period allowing for expedited discovery. All mediation and arbitration will be confidential.

(b)          Small Claims. For any claim (excluding claims for injunctive or other equitable relief) where the total amount of the award sought is less than $20,000, the party requesting relief may elect to resolve the dispute in a cost-effective manner through binding non-appearance-based arbitration in accordance with the Utah Uniform Arbitration Act. The arbitrator and the parties must comply with the following rules: (a) the arbitration will be conducted by telephone, online, or be solely based on written submissions, and the specific manner will be chosen by the party initiating the arbitration; (b) the arbitration will not involve any personal appearance by the parties or witnesses unless otherwise mutually agreed by the parties; and (c) any judgment on the award rendered by the arbitrator will be final, and if not paid or otherwise settled in full before 20 days after the date of the award, may be entered in any court of competent jurisdiction.

11.15           Rights and Remedies Cumulative. Any enumeration of rights and remedies set forth in this Agreement is not intended to be exhaustive. Any party’s exercise of any right or remedy under this Agreement does not preclude the exercise of any other right or remedy. All of a party’s rights and remedies are cumulative and are in addition to any other right or remedy set forth in this Agreement, any other agreement between the parties, or which may now or subsequently exist at law or in equity, by statute or otherwise.

11.16          Waiver of Jury Trial. Each party knowingly, voluntarily, and intentionally waives its right to a trial by jury to the extent permitted by law in any action or other legal proceeding arising out of or relating to this Agreement and the transactions it contemplates. This waiver applies to any action or other legal proceeding, whether sounding in contract, tort, or otherwise. Each party acknowledges that it has received or has had the opportunity to receive the advice of competent counsel.

11.17          Litigation Expenses. If any legal action, arbitration, or other proceeding is brought under this Agreement, in addition to any other relief to which the successful or prevailing party or parties (the “Prevailing Party”) is entitled, the Prevailing Party is entitled to recover, and the non-Prevailing Party shall pay, all reasonable attorneys’ fees, court costs, and expenses of the Prevailing Party, even if not recoverable by law as court costs (including, without limitation, all fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy, and post-judgment proceedings), incurred in that action, arbitration, or proceeding and all appellate proceedings. For purposes of this Section 11.17, the term “attorneys’ fees” includes, without limitation, paralegal fees, investigative fees, expert witness fees, administrative costs, disbursements, and all other charges billed by the attorney to the Prevailing Party.

11.18          Advice of Counsel. Each party acknowledges and agrees that the terms of this Agreement have been completely read and fully understood and voluntarily accepted by the party after having a reasonable opportunity to retain and confer with legal counsel. This Agreement is entered into after a full investigation by the parties. The parties acknowledge and agree that Foley & Lardner LLP represents the Company and does not represent any other party to this Agreement, has not given advice to any other party to this Agreement, and has recommended to non-represented parties that they seek competent legal counsel related to this Agreement.

11.19          Tax Treatment. Each party acknowledges and agrees that the party has had the opportunity to confer with the party’s tax advisor. The parties agree that each party is solely responsible for the tax impact of the transactions contemplated by this Agreement and that no party has made any representation about the tax impact of the transactions contemplated by this Agreement.

11.20          Maintenance of Books and Records. The Company shall keep books and records of accounts at its Designated Office. In addition, the Company shall maintain the following at its Designated Office: (a) a current list in alphabetical order of the full name and last known business address of each Member; (b) a copy of the stamped Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed; (c) copies of the Company’s federal, state, and local income tax returns and reports and financial statements, if any, for the three most recent years; (d) copies of this Agreement and any amendments thereto; and (e) unless contained in this Agreement, the Certificate, or in any amendments thereto, a writing setting out: (i) the amount of cash, a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute; (ii) the items as to which or events on the happening of which any additional contributions agreed to be made by each Member are to be made; (iii) any right of a Member to receive, or of the Members to make, distributions which include a return of all or any part of the Member’s contribution; and (iv) any events upon the happening of which the Company is to be dissolved and its affairs wound up. Records kept pursuant to this paragraph are subject to inspection and copying at the reasonable request, and at the expense, of any Member during ordinary business hours.

11.21          Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among Members and the Company. The Agreement is not intended for the benefit of a creditor who is not a Member and does not grant any rights to or confer any benefits on any creditor who is not a Member or any other person who is not a Member, a Manager or an officer.

ARTICLE 12

INVESTMENT REPRESENTATIONS

12.1            Representations and Warranties. Each Member represents and warrants to the Company and the other Members that:

(a)          If the Member is an individual, the Member is at least the age of majority in the state of the Member’s domicile.

(b)         The Membership Interest acquired by such Member will be acquired for investment purposes only, for his, her or its own account, and not with a view to resale, or offer for sale, or for sale in connection with the distribution or transfer thereof. Such Membership Interest is not being purchased for subdivision or fractionalization thereof; and such Member has no contract, undertaking, agreement, arrangement, or plans with any person or entity to sell, hypothecate, pledge, donate, or otherwise transfer to any such person or entity all or any part of his, her or its Interest.

(c)          The Member’s present financial condition is such that the Member is under no present or contemplated future need to dispose of any portion of such Member’s Interest to satisfy any existing or contemplated undertaking, need, or indebtedness.

12.2            Acknowledgment of Certain Facts. Each Member acknowledges his awareness and understanding of the following:

(a)          The purchase of the Membership Interest is a speculative investment that involves a high degree of risk of loss of the Member’s entire investment.

(b)         The Member has both the knowledge and experience in financial matters sufficient to evaluate the purchase of the Interest and is able to bear the economic risk of the purchase.

(c)          No federal or state agency has made any finding or determination as to the fairness for public investment, nor any recommendation or endorsement of, an investment in Membership Interest.

(d)          There are restrictions on the transferability on each Membership Interest; there will be a limited market for the individual Membership Interests; and, accordingly, it may not be possible for the Member to liquidate readily, or at all, the Member’s investment in the Company in case of an emergency or otherwise.

(e)          The Membership Interests have not been registered under the Securities Act of 1933 (the “Securities Act”) or applicable state securities laws. It is the intent of the Company to operate its business so as not to require any such registration. This may limit significantly the transferability of such Interests.

(f)           The Member’s Membership Interest has been acquired pursuant to an investment representation and shall not be sold, pledged, hypothecated, donated, or otherwise transferred, whether or not for consideration, except in compliance with the terms of this Agreement.

(g)          The Company does not file, and does not in the foreseeable future contemplate filing, periodic reports in accordance with the provisions of Section 13 or 15(d) of the Securities Exchange Act of 1934, and the Company has not agreed to register any of its securities for distribution in accordance with the provisions of the Securities Act or to take any actions respecting the obtaining of an exemption from registration for such securities or any transaction with respect thereto.

12.3            Tax Matters. The Company makes no representations as to the tax consequences to any Member as a result of the Member’s purchase of a Membership Interest, or any other benefits available by virtue of the business, operations, or financial results of the Company. It is not intended that the Company be a tax shelter and it is uncertain that there will be any material tax benefits available to the Members by virtue of the business, operations, or financial results of the Company. The Company has been organized as a limited liability company under the laws of the State of Delaware and, accordingly, it is intended that the Company be treated for federal and Delaware state income tax purposes as a corporation.

12.4            Acknowledgment of Access to Records. Each Member acknowledges that the Company has established a portal, accessible via the internet by Members and authorized persons only, and to the fullest extent possible under applicable law, all Company records reasonably related to Members’ interests shall be available for review on such portal. Each Member acknowledges that the use of the portal has been done to control costs, and the portal shall be used when possible and practical. Each Member also acknowledges that such Member has been furnished through the portal or otherwise, and has reviewed, the Certificate and this Agreement of the Company and all amendments, if any, to those documents. Each Member further acknowledges that through the portal all appropriate instruments, documents, records, books, and financial information pertaining to their investment and/or the Company have been made available for inspection by such Member and such Member’s professional advisors and that the books and records of the Company reasonably related to the Member’s interest will be available upon reasonable notice for inspection by such Member during reasonable business hours at the Company’s principal place of business, or such other place as designated by the Company. Each Member also acknowledges that the Member has been provided appropriate contact information to contact an individual with questions concerning the terms and conditions of the sale of the Membership Interests and to obtain any additional information which the Company possesses or can obtain without unreasonable effort or expense that is necessary to verify information.

12.5            No Representation by Company. Neither the Board, any Manager thereof, nor any agent or employee of the Company or of the Board, or any other person has at any time expressly or implicitly represented, guaranteed, or warranted to him or her that he or she may freely Transfer the Membership Interests, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Membership Interests, that past performance or experience on the part of the Board or its affiliates or any other person in any way indicates the predictable results of the ownership of the Membership Interests or of the overall Company business, that any cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

12.6            Consultation with Attorney. Each Member has been advised to consult with his or her own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent he or she considers necessary.

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IN WITNESS WHEREOF, the parties are signing this Third Amended and Restated Operating Agreement of Slingshot USA, LLC on the date stated in the introductory paragraph.

BOARD:

/s/ Sanet Kritzinger
Sanet Kritzinger

/s/ Osment Philip Cunningham
Osment Philip Cunningham

/s/ Bernardus Johannes Lans
Bernardus Johannes Lans

MEMBER: Slingshot Productions Limited

By:	/s/ Sanet Kritzinger

Name:	Sanet Kritzinger

Title:	Director

EXHIBIT A

DUTIES AND RESTRICTIONS OF INDEPENDENT MANAGERS

Duties of Independent Managers

1.              Corporate Governance Oversight

•	Monitor the Company’s adherence to governance policies, ethical standards, and regulatory requirements.
•	Ensure compliance with applicable legal and statutory obligations.

2.               Protecting Member’s Interests

•	Act in the best interests of the Company and its Members, particularly minority Members.
•	Ensure the fair treatment of all Members.

3.               Risk Management

•	Evaluate the effectiveness of the Company’s risk management framework.
•	Identify, assess, and mitigate potential risks.

4.              Review and Approval of Policies

•	Review and approve corporate policies related to finance, strategy, compensation, and compliance.
•	Ensure alignment with the Company’s long-term strategic goals.

5.               Audit and Financial Oversight

•	Scrutinize financial statements, internal controls, and audit processes.
•	Report any discrepancies or signs of malpractice to the Board.

6.               Performance Evaluation

•	Participate in assessing the performance of executive management and the Board.
•	Ensure that executive compensation is aligned with Company performance and Member expectations.

7.               Ethics and Compliance

•	Promote ethical behavior across all levels of the organization.
•	Ensure the Company effectively addresses whistleblower concerns and enforces anti-fraud measures.

8.               Advisory Role

•	Provide unbiased guidance on matters related to strategy, operations, and disputes.

9.               Avoidance of Conflict of Interest

•	Disclose any potential conflicts of interest and abstain from decision-making where impartiality could be compromised.

10.             Succession Planning

•	Ensure the company has robust plans for leadership transitions.
•	Evaluate potential candidates for senior management roles.

Restrictions on Independent Managers

1.               Employment Relationships

•	Must not be a current or former employee of the Company or its affiliates within a stipulated period (typically three years).

2.               Family Connections

•	Must not have close family members holding key management or financial roles within the Company.

3.               Material Transactions

•	Must not have material financial transactions or relationships with the Company that could compromise their independence.

4.               Equity Ownership

•	Restrictions may apply to the percentage of the Company’s membership interests an Independent Manager can own to avoid undue influence.

5.               Professional Relationships

•	Must not have significant professional relationships (e.g., as auditor, legal counsel, or consultant) with the Company.

6.               Compensation

•	Must not receive excessive compensation apart from Board fees, ensuring financial independence.
•	Must not participate in equity interest options or other performance-based benefits.

7.               External Commitments

•	Limited in the number of board positions they may hold to ensure they have sufficient time to dedicate to each role.

8.               Tenure

•	Term limits may apply to ensure the Independent Manager’s role remains independent and avoids over-familiarity with the Company.

9.               Political or Social Influence

•	Must avoid using their position to further personal or external political or social agendas.

10.             Non-Interference in Management

•	Independent Managers are prohibited from becoming involved in day-to-day management decisions.